Exhibit 1.1
DEAR CDC CORPORATION SHAREHOLDER:
You are cordially invited to attend the Annual General Meeting of Shareholders (the “General Meeting”) of CDC Corporation (the “Company”) to be held at the Company’s offices located at 33/F Citicorp Centre, 18 Whitfield Road, Causeway Bay, Hong Kong on Monday, November 20, 2006, at 11:30 a.m.
Details of the business to be conducted at the General Meeting are given in the attached Notice of Annual General Meeting of Shareholders and Proxy Statement. Accompanying this Notice of Annual General Meeting of Shareholders and Proxy Statement are:
-	the Company’s Report of the Directors; and

-	a copy of the Company’s 2005 Annual Report on Form 20-F which includes therein the Company’s 2005 financial statements as audited by Ernst & Young, the Company’s independent registered public accounting firm through June 27, 2006.
If you do not plan to attend the General Meeting, please complete, sign, date, and return the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the General Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the General Meeting.
We look forward to seeing you at the General Meeting.

/s/ Raymond K.F. Ch’ien
Raymond K.F. Ch’ien
Chairman

October 20, 2006
Hong Kong
YOUR VOTE IS IMPORTANT
In order to assure your representation at the General Meeting, you are requested to complete, sign, and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States).

33/F Citicorp Centre
18 Whitfield Road
Causeway Bay, Hong Kong
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To be held on November 20, 2006
The Annual General Meeting of Shareholders (the “General Meeting”) of CDC Corporation (the “Company”) will be held at the Company’s offices located at 33/F Citicorp Centre, 18 Whitfield Road, Causeway Bay, Hong Kong on Monday, November 20, 2006, at 11:30 a.m. for the following purposes:
ORDINARY BUSINESS
1.	To elect two Class I Directors to serve for a term expiring the date on which the Annual General Meeting of Shareholders is held in 2009;

2.	To elect one Class II Director to serve for a term expiring the date on which the Annual General Meeting of Shareholders is held in 2007;

3.	To ratify the Company’s audited financial statements and the reports of the Directors and the Company’s independent registered public accounting firm for the year ended December 31, 2005;

4.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006 and authorize the Audit Committee of the Board of Directors to set their remuneration;
OTHER BUSINESS
5.	To act upon such other matters as may properly come before the General Meeting or any adjournments or postponements thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for determining those shareholders who will be entitled to notice of, and to vote at, the General Meeting and at any adjournment thereof is October 5, 2006. The stock transfer books will not be closed between the record date and the date of the General Meeting. A list of shareholders entitled to vote at the General Meeting will be available for inspection at the offices of the Company. A shareholder entitled to attend and vote is entitled to appoint a proxy to attend and, on a poll, to vote instead of him. Such proxy need not be a shareholder of the Company.

Whether or not you plan to attend the General Meeting, please complete, sign, date and return the enclosed proxy promptly in the accompanying reply envelope. Please refer to the enclosed voting form for instructions. Your proxy may be revoked at any time prior to the General Meeting. If you decide to attend the General Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the General Meeting.

ON BEHALF OF THE BOARD OF DIRECTORS

/s/ Raymond K.F. Ch’ien
Raymond K.F. Ch’ien
Chairman

October 20, 2006
Hong Kong

PROXY STATEMENT
FOR
ANNUAL GENERAL MEETING OF SHAREHOLDERS
These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of CDC Corporation, a company organized under the laws of the Cayman Islands (the “Company”), for the Annual General Meeting of Shareholders (the “General Meeting”) to be held at 11:30 a.m. on Monday, November 20, 2006, at the Company’s offices located at 33/F Citicorp Centre, 18 Whitfield Road, Causeway Bay, Hong Kong, and at any adjournments or postponements of the General Meeting. These proxy materials were first mailed to shareholders on or about October 20, 2006.
PURPOSE OF MEETING
The specific proposals to be considered and acted upon at the General Meeting are summarized in the accompanying Notice of Annual General Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.
VOTING RIGHTS AND SOLICITATION
Voting
The Company’s Class A Common Shares is the only type of security entitled to vote at the General Meeting. Each shareholder of record as of the close of trading on October 5, 2006 is entitled to one vote for each Class A Common Share held by such shareholder on that date.
At least one-third of the outstanding Class A Common Shares must be present or represented at the General Meeting in order to have a quorum. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business but are not counted as votes cast at the General Meeting. Pursuant to the Company’s Amended and Restated Memorandum and Articles of Association, if within 15 minutes from the time appointed for the General Meeting a quorum is not present, the General Meeting shall stand adjourned to the same day in the next week at the same time and place, as decided by the Company’s Board of Directors, and if at such adjourned General Meeting a quorum is not present within 15 minutes from the time appointed for holding such adjourned General Meeting, the members present in person or by proxy shall be a quorum and may transact the business for which the General Meeting was called.
Proposals 1, 2, 3 and 4 each require for approval the affirmative vote of a simple majority of the Class A Common Shares present in person or by proxy at a meeting for which a quorum is present.
Proxies
Whether or not you are able to attend the General Meeting, you are urged to vote your proxy, which is solicited by the Company’s Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted:
-	FOR proposals 1, 2, 3 and 4, and

-	in the discretion of the proxy holders, as to other matters that may properly come before the General Meeting.
You may revoke or change your proxy at any time before the General Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Company at the Company’s principal executive offices before the beginning of the General Meeting. You may also revoke your proxy by attending the General Meeting and voting in person.

PROPOSAL NOS. 1 AND 2
ELECTION OF CLASS I AND CLASS II DIRECTORS
General
With respect to Proposal Nos. 1 and 2, persons named in the accompanying form of proxy intend in the absence of contrary instructions to vote all proxies for the election of:
Proposal 1: Each of Mr. Fang Xin and Mr. Carrick John Clough as a Class I Director to serve for a term expiring the date on which the Annual General Meeting of Shareholders is held in 2009;

Proposal 2: Mr. Fred Cheung Yue Wang as a Class II Director to serve for a term expiring the date on which the Annual General Meeting of Shareholders is held in 2007; and
If any such nominee should be unable to serve, an event not now anticipated, the proxies will be voted for such person, if any, as shall be designated by the Board of Directors to replace any such nominee. Each of Mr. Fang Xin and Mr. Carrick John Clough is currently a Class I Director of the Company. The Board of Directors had appointed Mr. Fred Cheung Yue Wang as an additional member to the Board effective October 6, 2005, although prior to such appointment, Mr. Fred Cheung Yue Wang had not previously served on the Board of Directors. Each of Mr. Carrick John Clough and Mr. Fred Cheung Yue Wang would be considered an “independent director” as defined under National Association of Securities Dealer Inc. Rule 4200. Mr. Fang Xin would not be considered an “independent director” as defined under National Association of Securities Dealer Inc. Rule 4200.
Shareholder Approval
The affirmative vote of a simple majority of the Class A Common Shares present in person or by proxy at a meeting for which a quorum is present is required for the election of each director nominated.
Information Concerning Class I Director Nominees
The following table sets forth information concerning each of Mr. Fang Xin and Mr. Carrick John Clough as the nominees as Class I Directors of the Company. Each of Mr. Fang Xin and Mr. Carrick John Clough have previously served on the Board of Directors.

Name (Age) and	Principal Occupation or Employment	Director
Address of Director	During Past Five Years	Since

Fang Xin (54) c/o CDC Corporation 33/F Citicorp Centre 18 Whitfield Road Causeway Bay, Hong Kong SAR	Mr. Fang has served as a director since November 2005. He is also currently deputy director and general manager of the Asia-Pacific Regional Bureau and Hong Kong SAR Branch of Xinhua News Agency (“Xinhua”) and president of Golden Tripod (Holdings) Limited and Golden Tripod Technology Limited. Golden Tripod Technology Limited, an indirect wholly owned subsidiary of Xinhua, is one of the Company’s major shareholders. Mr. Fang is also a senior correspondent of Xinhua, and also serves as a non-executive director of the Company’s Hong Kong listed subsidiary, China.com Inc. Mr. Fang has approximately 25 years of experience in news reporting, editing, economic information analysis, and business management with governmental and non-governmental organizations and companies. Former positions held by Mr. Fang include serving as the general manager of the Guangdong Provincial Branch of Xinhua, the editor of “OUTLOOK” (a weekly publication of Xinhua), a correspondent for the Shenzhen sub-branch of Xinhua, a director of the Domestic News for Foreign Service group of the	November 2005

Name (Age) and	Principal Occupation or Employment	Director
Address of Director	During Past Five Years	Since
Guangdong Provincial Branch of Xinhua, chief of the Zhuhai sub-branch of Xinhua, and editor-in-chief and director of Economic Information Services of the Guangdong Provincial Branch of Xinhua. Mr. Fang graduated from Sun Yat-Sen University in Guangzhou, People’s Republic of China.

Carrick John Clough (59) c/o CDC Corporation 33/F Citicorp Centre 18 Whitfield Road Causeway Bay, Hong Kong SAR	Mr. Clough has served as an independent director since December 2003. In addition, Mr. Clough has served as chairman of the executive committee of the board since August 2005 and currently serves as vice chairman of the board of CDC Software and chairman of the board of Praxa Limited. Mr. Clough also currently serves as chairman of Corgi International Ltd, a NASDAQ listed company. Further, he has been a special advisor to General Atlantic Partners since December 2000. Before joining General Atlantic Partners, Mr. Clough gained over 25 years of management experience in the IT industry internationally. He was a co-founder and managing director of the CSSL Group, a mid-range software distributor and hardware reseller in Asia. Prior to co-founding the CSSL Group, Mr. Clough held the position of general manager of JBA in Asia, an Australia-based worldwide mid-range software distributor, and gained working experience as a consultant in the United Kingdom and Europe. Mr. Clough received his education in New Zealand.	December 2003
Information Concerning Class II Director Nominee
The following table sets forth information concerning Mr. Fred Cheung Yue Wang as the nominee as a Class II Director of the Company. The Board of Directors had appointed Mr. Fred Cheung Yue Wang as an additional member to the Board effective October 6, 2005, although prior to such appointment, Mr. Fred Cheung Yue Wang had not previously served on the Board of Directors.

Name (Age) and	Principal Occupation or Employment	Director
Address of Director	During Past Five Years	Since

Mr. Fred Cheung Yue Wang (62) c/o CDC Corporation 33/F Citicorp Centre 18 Whitfield Road Causeway Bay, Hong Kong SAR	Mr. Wang has served as an independent director since October 2005. The Wang family founded Salon Films (Hong Kong) Limited (“Salon”) in 1969. Mr. Wang has been a director of Salon since 1970 and he has worked with various major Hollywood film and television companies in setting up projects in Asia. Since 1985, Mr. Wang has been involved with various investment groups in Asia notably Unifund S.A., a Geneva based investment service company. Mr. Wang’s current projects include a multimedia satellite investment business covering the Pacific Asia region as well as high definition technology of film and TV development in Asia. Mr. Wang is the Hon. Vice President of the China Film Foundation, a member of the Hong Kong Trade Development Council Entertainment Industry Advisory Committee, a member of the Board of Governors of the Federation of Hong Kong Business Associations Worldwide, Director of the Board of the Hong Kong International Film Festival Society Limited and Hon. Vice Director of the China Society of Motion Picture	October 2005

Name (Age) and	Principal Occupation or Employment	Director
Address of Director	During Past Five Years	Since
and Television Engineers. Mr. Wang graduated with a Bachelor of Arts Degree in Business and Economics from Whittier College, California.
Recommendation of the Board of Directors
With respect to each of Proposal Nos. 1 and 2, the Board of Directors recommends that the shareholders vote FOR the election of each of the respective Class I and Class II Director nominees.

PROPOSAL NO. 3
RATIFY AUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2005
General
Ernst & Young, an independent registered public accounting firm, has audited the Company’s financial statements as of and for the year ended December 31, 2005 and has given its report thereon. The Company’s shareholders are being asked to ratify the Company’s 2005 financial statements audited by Ernst & Young. On June 27, 2006, the Company and Ernst & Young mutually agreed that Ernst & Young would not stand for re-election as the independent registered public accounting firm of the Company.
A copy of the report of the Directors is attached as Appendix A to this Proxy Statement. A copy of the Company’s 2005 Annual Report on Form 20-F (which includes therein the Company’s 2005 audited financial statements and the report of Ernst & Young) accompanies this Proxy Statement.
Shareholder Approval
The affirmative vote of a simple majority of the Class A Common Shares present in person or by proxy at a meeting for which a quorum is present is required to ratify the Company’s 2005 financial statements audited by Ernst & Young, an independent registered public accounting firm.
Recommendation of the Board of Directors
The Board of Directors recommends that the shareholders vote FOR the ratification of the Company’s 2005 financial statements audited by Ernst & Young, the Company’s independent registered public accounting firm through June 27, 2006.

PROPOSAL NO. 4
RATIFICATION OF SELECTION OF
AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
The Company’s shareholders are being asked to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006, and to delegate the setting of Deloitte & Touche LLP’s remuneration to the Audit Committee of the Company’s Board of Directors. In the event the Company’s shareholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its shareholders’ best interests. On June 27, 2006, the Board of Directors and Audit Committee of the Company reviewed and approved the engagement of Deloitte & Touche LLP as its new independent registered public accounting firm. On such date, the Company and Ernst & Young, the Company’s prior independent registered public accounting firm, mutually agreed that Ernst & Young would not stand for re-election as the independent registered public accounting firm of the Company.
Shareholder Approval
The affirmative vote of a simple majority of the Class A Common Shares present in person or by proxy at a meeting for which a quorum is present is required to ratify the selection of Deloitte & Touch LLP as the Company’s independent registered public accounting firm.
Recommendation of the Board of Directors
The Board of Directors recommends that the shareholders vote FOR the appointment of Deloitte & Touch LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006, and to delegate the setting of Deloitte & Touch LLP’s remuneration to the Audit Committee of the Company’s Board of Directors.

OTHER MATTERS
The Board of Directors knows of no other matters to be presented for shareholder action at the General Meeting. However, if other matters do properly come before the General Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.
In the event that sufficient votes in favor of any proposal set forth in the Notice of this General Meeting are not received by November 17, 2006, the persons named as attorneys in the enclosed proxy may propose one or more adjournments of the General Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of the holders of a majority of the Class A Common Shares present in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies in the enclosed proxy will vote in favor of such adjournment for those proxies which they are entitled to vote in favor of the proposal for which further solicitation of proxies is to be made. They will vote against any such adjournment for those proxies which they are required to vote against such proposal.

ON BEHALF OF THE BOARD OF DIRECTORS

/s/ Raymond K.F. Ch’ien
Raymond K.F. Ch’ien
Chairman

October 20, 2006
Hong Kong

Appendix A
REPORT OF THE DIRECTORS
The directors herein present their report and the audited financial statements of CDC Corporation (the “Company”) for the year ended December 31, 2005.
Principal activities
The Company is a global provider of enterprise software, mobile services and applications and internet and media services. It reports operating results in four business segments, “Software,” “Business Services,” “Mobile Services and Applications” and “Internet and Media”. During 2005, the Company reorganized these segments into two core business units, CDC Software and China.com Inc. The operations of Software and Business Services is included in the CDC Software business unit and the operations of Mobile Services and Applications and Internet and Media is included in the China.com Inc business unit.
CDC Software Business Unit
The CDC Software business unit is a global provider of enterprise software applications and related business services. Its products and services seek to help companies worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and improved regulatory compliance. Its offerings are designed to automate, customize, optimize and support the processes of an organization to achieve company-wide integration of business and technical information across multiple divisions and organizational boundaries, such as finance, manufacturing, logistics, human resources, marketing, sales and customer service, by utilizing common databases and programs that share data real time across multiple business functions.
CDC Software’s offerings are provided through two principal business segments:
-	Enterprise Software. The enterprise software segment provides a diverse portfolio of enterprise application software products to customers with a complete range of world-class applications targeting mid-sized enterprises and divisions of larger enterprises, as well as selected target industries. CDC Software’s software suite includes Enterprise Resource Planning (“ERP”), Customer Relationship Management (“CRM”), Supply Chain Management (“SCM”), Order Management Systems (“OMS”), Human Resources and Payroll Management (“HRM”) and Business Intelligence (“BI”) which are utilized by approximately 5,000 customers worldwide.

-	Business Services. The business services segment offers a variety of information technology services designed to allow customers to achieve either more value added services for their IT expenditures for the same cost or the same value added services for their IT expenditures for less cost. The services offered cover the business optimization spectrum from industry advisory services to business process improvement services to traditional implementation services to tuning/optimization services to outsourced hosting/application management services.

The business services segment also includes other specialized business services offered in regional markets, including eBusiness consulting and web development offered principally in the western United States, mobile user interface design consultancy and development services for the telecommunications industry in Korea, and marketing database and marketing support services conducted principally in Australia and New Zealand.
China.com Inc. Business Unit
The China.com Inc. business unit is engaged in providing mobile services and applications, online entertainment, direct marketing and Internet products and services. China.com Inc.’s offerings are provided through two principal business segments:
-	Mobile Services and Applications. The mobile services and applications segment provides popular news and mobile applications services targeting the consumer market in China. China.com Inc. offers wireless services including Short Message Service (“SMS”), Multimedia Message Service (“MMS”), Wireless

Application Protocol (“WAP”) and Interactive Voice Response (“IVR”). China.com Inc. has established strong local direct connectivity with provincial mobile network operators in 31 provinces, which facilitates the marketing and promotional activities of its wireless services.

-	Internet and Media. The Internet and media segment is focused on online entertainment and Internet products and services that target users in China and Chinese communities worldwide via China.com Inc.’s portal network (www.china.com and www.hongkong.com). Included in the Internet and media segment is China.com Inc.’s online games business hosting a wide assortment of games targeting the China market. The online game platforms have reached approximately 30 million registered users in China. This segment also includes China.com Inc.s Singapore-based travel trade publisher and organizer serving the travel and tourism industry in the Asia Pacific region.
Results
The Company’s revenues and net loss for the year ended December 31, 2005, and its state of affairs at December 31, 2005 are set out in the audited financial statements of the Company for the year ended December 31, 2005.
Fixed assets
Details of movements in the fixed assets of the Company are set out in note 8 to the audited financial statements.
Share capital
Details of movements in the share capital of the Company during these periods are set out in note 22 to the audited financial statements.
Directors
The directors of the Company as at December 31, 2005 were:

Raymond K.F. Ch’ien	Chairman
Peter Yip	Vice Chairman
Simon Kwong Chi Wong	Independent Director
Thomas M. Britt, III	Independent Director
K.O. Chia	Independent Director
Fred Cheung Yue Wang	Independent Director
Carrick John Clough	Independent Director
Fang Xin	Director
Auditors
On June 27, 2006, the Board of Directors and Audit Committee of the Company reviewed and approved the engagement of Deloitte & Touche LLP as its new independent registered public accounting firm. On such date, the Company and Ernst & Young, the Company’s prior independent registered public accounting firm, mutually agreed that Ernst & Young would not stand for re-election as the independent registered public accounting firm of the Company.

ON BEHALF OF THE BOARD OF DIRECTORS

/s/ Raymond K.F. Ch’ien
Raymond K.F. Ch’ien
Chairman

October 20, 2006
Hong Kong

DETACH PROXY CARD HERE

☐	Vote, date and sign the Proxy Card. Return promptly in the enclosed envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1.(a)	Election of Mr. Fang Xin as a Class I Director.	☐	☐	☐	3.	Ratify the Company’s audited financial statements and the reports of the Directors and the Company’s independent registered public accounting firm for the year ended December 31, 2005.	☐	☐	☐

1.(b)	Election of Mr. Carrick John Clough as a Class I Director.	☐	☐	☐	4.	Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006, and authorize the Audit Committee of the Board of Directors to set Deloitte & Touche LLP’s remuneration.	☐	☐	☐

2.	Election of Mr. Fred Cheung Yue Wang as a Class II Director.	☐	☐	☐

					To change your address, please mark this box.			☐

					Mark box at right if you wish to give a discretionary proxy to the Chairman of the Meeting.			☐

					PLEASE NOTE: Marking the box to the right voids any other instructions indicated in the items above.

(Please sign exactly as name or names appear hereon. Full title of one signing in representative capacity should be clearly designated after signature. Names of all joint holders should e written even if signed by only one.

Date Share Owner sign here Co-Owner sign here

CDC Corporation
The Bank of New York
P.O. Box 11356, New York, N. Y. 10203-0356
The undersigned, a holder of record on October 5, 2006 of Class A Common Shares of CDC Corporation, hereby revokes all other proxies and appoints the Chairman of the Meeting, as proxy for the undersigned, to attend the Annual General Meeting of Shareholders of CDC Corporation (the “General Meeting”), and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast in respect of the Class A Common Shares registered in the name of the undersigned at the General Meeting and otherwise to represent the undersigned at the General Meeting with all powers possessed by the undersigned as if personally present at the General Meeting.
This Proxy, when properly signed and dated, will be voted in the manner directed as specified by the undersigned, but if no specification is made, the Proxy will be voted FOR items 1 through 4, and will be voted in the discretion of the Chairman of the General Meeting on any other matters that may properly come before the General Meeting or any adjournment or postponement thereof. A detailed explanation of the proposals within each of the items listed has been included with this Proxy.
This form of Proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must either be under its common seal or under the hand of an officer or attorney duly authorized.
In order to be valid, this form of Proxy with the power of attorney or other authority, if any, under which it is signed, must be deposited with the transfer agent no later than 4:00 p.m., New York time, on November 17, 2006 in order to be counted in the Annual General Meeting on November 20, 2006. You may also vote your shares in person at the General Meeting. Due to the limited amount of time available before the Proxy deadline, the completed Proxy can be faxed (with the original to follow by mail) to the transfer agent, The Bank of New York, fax number (212) 815-2993.
PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
Please sign this Proxy exactly as your name(s) appear(s) on the books of the transfer agent. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

TO THE HOLDERS OF
CLASS A COMMON SHARES OF
CDC Corporation
The Bank of New York (the “transfer agent”) has received advice that the Annual General Meeting Shareholders of CDC Corporation will be held in Hong Kong on Monday, November 20, 2006 at 11:30 a.m. (Hong Kong time), for the purposes set forth in the enclosed Notice of General Meeting.
If you are desirous of having the Chairman of the General Meeting vote your Class A Common Shares “for” or “against” the resolutions to be proposed, or any of them, at the General Meeting, kindly execute and forward to The Bank of New York the attached Proxy. The enclosed postage paid envelope is provided for this purpose. This Proxy should be executed in such manner as to show clearly whether you desire the Chairman of the Meeting to vote “for” or “against” the resolutions or any of them, as the case may be. The Proxy MUST be forwarded in sufficient time to reach the transfer agent before 4:00 p.m., New York time, on November 17, 2006. Only the registered holders of record at the close of business on October 5, 2006 will be entitled to execute the Proxy.
Due to the limited amount of time available before the Proxy deadline, the completed Proxy can be faxed (with the original to follow by mail) to the transfer agent, The Bank of New York, fax number (212) 815-2993.
THE BANK OF NEW YORK

Dated: October 20, 2006		CDC Corporation
P.O. BOX 11356
NEW YORK, N.Y. 10203-0356

If you agree to access future Proxy Statements and Annual Reports electronically, please mark this box.	☐
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